As filed with the Securities and Exchange Commission on July 14, 2023

Registration No. 333- _____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Birks Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

2020 Robert-Bourassa Blvd.

Suite 200

Montreal, Canada H3A 2A5

(Address of Principal Executive Offices) (Zip Code)

Birks Group Inc. Omnibus Long-Term Incentive Plan

(Full Title of Plan)

Miranda Melfi

Vice President, Human Resources, Chief Legal Officer and Corporate Secretary

Birks Group Inc.

2020 Robert-Bourassa Blvd., Suite 200, Montreal, Canada, H3A 2A5

(Name and Address of Agent for service)

(514) 397-2509

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Tammy Knight, Esq.

Holland & Knight LLP

515 East Las Olas Boulevard, Suite 1200

Fort Lauderdale, Florida 33301

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Birks Group Inc. (the “Company”) is filing this registration statement on Form S-8 to register 500,000 additional Class A Voting Shares of the Company underlying awards which may be issued pursuant to the Birks Group Inc. Omnibus Long-Term Incentive Plan, as amended on September 22, 2022 (as amended, the “LTIP”). The additional Class A Voting Shares that are being registered pursuant to the LTIP are additional securities of the same class as the securities for which a registration statement (File No. 333-218932) on Form S-8 was filed with the United States Securities and Exchange Commission (the “SEC”) on June 23, 2017 and is effective (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated herein by reference in accordance with Instruction E to the General Instructions to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to participants in the LTIP as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements, pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement, pursuant to Item 3 of Part II of this registration statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the SEC by the Company are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

•

The Company’s annual report on Form 20-F filed with the SEC on June 23, 2023, pursuant to Section 13 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the Company’s fiscal year ended March 25, 2023;

•

All other reports filed by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 20-F referred to in the immediately preceding paragraph;* and

•

The description of the Class A Voting Shares of the Company contained in Part I on the Form F-4 registration statement, under the heading “Description of Birks’ Capital Stock,” originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005, September 29, 2005, and October 3, 2014, as updated by Exhibit 4.26 to the Company’s annual report on Form 20-F for its fiscal year ended March 25, 2023 and filed with the SEC on June 23, 2023, including any amendments or reports filed for the purpose of updating such description.

*	Other than the portions of those documents furnished or otherwise not deemed to be filed.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than the portions of those documents furnished or otherwise not deemed to be filed) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such document.

For purposes of this registration statement, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this registration statement, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. The corporation may advance moneys to the director, officer or other individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The individual shall repay any moneys advanced to him or her if he or she does not fulfill the above conditions. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or another entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

The By-laws of the Company (referred to as the Corporation in the By-laws) state as follows:

36.

Liability. No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee of the Corporation, or for joining any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, any statute that may be substituted therefore and any regulations thereunder, as from time to time amended (the “Act”) or from liability for any breach thereof.

37.

Indemnification. Subject to the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity if:

(a)

he acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall advance the necessary moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to previously. The individual shall repay the moneys if the individual does not fulfill the previously named conditions.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

38.

Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 37 against any liability incurred by the individual in his capacity as a director or officer of the Corporation or in the individual’s capacity as a director or officer, or similar capacity, of another entity (as such term is defined in the Act), if the individual acts or acted in that capacity at the Corporation’s request.

The Company’s Indemnity Agreement with each director and officer states as follows:

1.	Indemnification. The Company will indemnify and save harmless each director and officer as follows:

1.1

except in respect to actions by or on behalf of the Company to procure a judgment in its favor, the Company will indemnify the individual against any and all costs, charges, expenses, fines, and penalties, including any amounts paid to settle an action or investigative proceeding or satisfy a judgment or investigative determination, which are reasonably incurred by the individual in respect of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

(I) The individual acted honestly and in good faith with a view to the best interest of the Company or, as the case may be, to the best interests of the other entity for which (he/she) acted as a director or officer or in a similar capacity at the Company’s request; and

•	(II) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that her/his conduct was lawful.

1.2

in respect to actions by or on behalf of the Company to procure a judgment in its favor to which the individual is made a party by reason of being or having been a director or officer of the Company, the Company will (to the extent required by law) apply to a court of competent jurisdiction for an order approving the indemnity of the individual and subject to such approval when required by law, the Company will indemnify the individual respecting any and all costs, charges and expenses reasonably incurred by the individual in connection with such action provided the individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

1.3

the Company will indemnify the individual against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

The individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof with respect to the behavior which is the subject of the action or proceeding and with respect to the conduct of its defense or her/his participation in the proceeding.

2.

Expenses. The Company will advance or pay to the individual from time to time, but no more frequently than monthly, the amount required by the individual, and claimed by the individual in order to pay the cost of participation in any action or investigation or like proceeding, including derivative actions. Such amounts shall include sums sufficient to cover all legal fees and expenses incurred or to be incurred by the individual, on a solicitor to client basis.

When advances are made to cover cost or expenses such shall be reasonable and shall not exceed the foreseeable costs, fees/expenses to cover amounts due during the following month. The individual shall repay the moneys if (he/she) did not act in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

3.	Liability Insurance.

3.1

The Company covenants and agrees that, so long as the individual shall continue to serve as a director or officer of the Company and thereafter so long as the individual shall be subject to any possible proceeding by reason of the fact that the individual was a director or officer of the Company, the Company, subject to Section 3.3 of this Agreement, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

3.2

In all policies of D&O Insurance, the individual shall be named as an insured in such a manner as to provide the individual the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers, if the individual is a director or officer.

3.3

Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit. If the Company determines to discontinue D&O Insurance coverage, the Company shall give prompt written notice to the individual.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Birks Group Inc., effective as of November 14, 2005. Incorporated by reference from the Henry Birks & Sons Inc. Registration Statement on Form F-4 originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

4.2	Articles of Amendment of Birks Group Inc., effective as of October 1, 2013. Incorporated by reference from the Birks Group Inc.’s Form 20-F filed with the SEC on July 25, 2014.

4.3	Articles of Amendment of Birks Group Inc. effective as of October 3, 2014. Incorporated by referenced from Birks Group Inc.’s Form 20-F filed with the SEC on June 26, 2015.

4.4	By-law No. One of Birks Group Inc. adopted on December 28, 1998 and amended on April 9, 2012. Incorporated by reference from the Birks Group Inc.’s Form 20-F filed with the SEC on July 3, 2012.

4.5	Birks Group Inc. Omnibus Long-Term Incentive Plan, as amended, Incorporated by reference from the Birks Group Inc.’s Form 20-F filed with the SEC on June 24, 2022.

5.1*	Opinion of Stikeman Elliott LLP

23.1	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, on July 14, 2023.

BIRKS GROUP INC.

/s/ Miranda Melfi
Miranda Melfi
Vice President, Human Resources, Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears on the signature pages to this registration statement constitutes and appoints Miranda Melfi his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and, stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent of any of them, or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jean-Christophe Bédos Jean-Christophe Bédos	President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2023

/s/ Katia Fontana Katia Fontana	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 14, 2023

/s/ Niccolò Rossi di Montelera Niccolò Rossi di Montelera	Executive Chairman of the Board and Director	July 14, 2023

/s/ Davide Barberis Canonico	Director	July 14, 2023
Davide Barberis Canonico

/s/ Shirley Dawe	Director	July 14, 2023
Shirley Dawe

/s/ Frank Di Tomaso	Director	July 14, 2023
Frank Di Tomaso

/s/ Emilio B. Imbriglio	Director	July 14, 2023
Emilio B. Imbriglio

/s/ Deborah S. Trudeau	Director	July 14, 2023
Deborah S. Trudeau

/s/ Joseph F.X. Zahra	Director	July 14, 2023
Joseph F.X. Zahra

As Authorized Representative in the United States:

/s/ Miranda Melfi	Vice-President, Human Resources, Chief Legal Officer and Corporate Secretary	July 14, 2023
Miranda Melfi